Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below, as a Director of TE Connectivity Ltd. (the “Company”), a Swiss corporation with its general offices at Mühlenstrasse 26, CH-8200 Schaffhausen, Switzerland, does hereby make, constitute and appoint Terrence R. Curtin, Chief Executive Officer, Heath A. Mitts, Executive Vice President and Chief Financial Officer, John S. Jenkins, Jr., Executive Vice President and General Counsel, or any one of them acting alone, his or her true and lawful attorneys, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities, to execute and sign the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2023, and any and all amendments thereto, and documents in connection therewith, to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, giving and granting unto said attorneys full power and authority to do and perform such actions as fully as they might have done or could do if personally present and executing any of said documents.

Dated and effective as of the 13th of November 2023.

/s/ Terrence R. Curtin	/s/ Thomas J. Lynch
Terrence R. Curtin, Director	Thomas J. Lynch, Director

/s/ Jean-Pierre Clamadieu	/s/ Heath A. Mitts
Jean-Pierre Clamadieu, Director	Heath A. Mitts, Director

/s/ Carol A. Davidson	/s/ Abhijit Y. Talwalkar
Carol A. Davidson, Director	Abhijit Y. Talwalkar, Director

/s/ Lynn A. Dugle	/s/ Mark C. Trudeau
Lynn A. Dugle, Director	Mark C. Trudeau, Director

/s/ William A. Jeffrey	/s/ Dawn C. Willoughby
William A. Jeffrey, Director	Dawn C. Willoughby, Director

/s/ Syaru Shirley Lin	/s/ Laura H. Wright
Syaru Shirley Lin, Director	Laura H. Wright, Director